Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-189594 on Form S-8 of our report dated March 14, 2014, relating to the financial statements of Gogo Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Gogo Inc. and subsidiaries for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 14, 2014